Exhibit 99.1

Natural Resource Partners L.P.
Completes Private Placement of Senior Notes
HOUSTON, April 20, 2011 — Natural Resource Partners L.P. (NYSE:NRP) today announced that its wholly owned operating subsidiary NRP (Operating) LLC has completed a private placement of $200 million of senior unsecured notes with future closings for another $100 million of senior notes to be completed later in 2011. Proceeds from the senior notes were used to eliminate all of the $179 million outstanding under the revolving credit facility, and the balance will be used to fund future acquisitions, including the remaining balance of the Hillsboro acquisition.
Four tranches of amortizing senior notes will be issued. The first two tranches, Series H and I, closed today. All tranches will have semi-annual interest payments beginning December 1, 2011 and equal annual principal payments starting December 1, 2014. Following are specifics on the four tranches of debt.

Series	Amount	Interest	Issue Date	Maturity
		Rate*
H	$75 million	4.73%	April 20, 2011	December 1, 2023
I	$125 million	5.03%	April 20, 2011	December 1, 2026
J	$50 million	5.03%	June 15, 2011	December 1, 2026
K	$50 million	5.18%	October 3, 2011	December 1, 2026
*The weighted average interest of the full $300 million to be issued is 4.98%.
“We are pleased with the successful private placement of the senior notes,” said Dwight L. Dunlap, Chief Financial Officer. “The placement of low interest, long-term notes not only allows us to repay all of our debt outstanding under our revolving credit facility, but also provides long-term financing to fund our capital commitments in connection with the Hillsboro acquisition, as well as other future acquisitions. Following the initial closings, NRP’s weighted average interest rate on our total senior notes outstanding of $781 million is 6.13%.”

NRP Completes Debt Private Placement	Page 2 of 2
Citigroup Global Markets Inc. served as the Placement Agent on the private placement of the senior notes.
Company Profile
Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at www.nrplp.com.
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